NOVATION OF MANAGEMENT AGREEMENT
NEUBERGER BERMAN MLP INCOME FUND INC.
This Novation of Management Agreement
("Novation") is entered into as of the
1st day of January, 2016 by and among
Neuberger Berman Management LLC, a
Delaware limited liability company
("NB Management"), Neuberger Berman
Investment Advisers LLC, a Delaware
limited liability company ("NBIA"),
and Neuberger Berman MLP Income Fund
Inc., a Maryland corporation (the
"Fund").

WITNESSETH:
WHEREAS, the Fund has retained NB
Management to furnish investment
advisory and portfolio management
services to the Fund pursuant to a
Management Agreement, dated March 25,
2013, by and between NB Management
and the Fund (the "Management Agreement");
WHEREAS, NB Management and NBIA are
registered with the Securities and
Exchange Commission as investment advisers
under the Investment Advisers Act of 1940,
as amended;
WHEREAS, NB Management, NBIA and the Fund
desire that NBIA be substituted for NB
Management under the Management Agreement
in a transaction that does not result in a
change of actual control or management of
the adviser to the Fund in accordance with
Rule 2a-6 under the Investment Company Act
of 1940, as amended (the "1940 Act"), and
is therefore not an "assignment" for purposes
of Section 15(a)(4) of the 1940 Act; and
WHEREAS, NB Management desires to effect
a novation of the Management Agreement so
that NBIA is substituted for NB Management
as a party to such agreement and NB Management
is released from its obligations under the
Management Agreement, NBIA desires to accept
the novation thereof, and the Fund desires to
consent to such novation.

NOW, THEREFORE, in consideration of the mutual
covenants contained herein, the parties hereto
agree as follows:

1. Novation and Acceptance. Subject to the terms
and conditions contained herein, NB Management
hereby effects a novation of the Management
Agreement to substitute NBIA for NB Management
as a party to such agreement, and the Fund
hereby consents to such Novation and hereby
releases NB Management from all of its duties
and obligations under the Management Agreement,
and NBIA hereby accepts the Novation and hereby
releases NB Management from all of its duties
and obligations under the Management Agreement
and assumes all rights, duties and obligations
of NB Management under the Management Agreement.

2. Term. The Novation shall become effective as of
the date hereof and shall extend for so long as the
terms specified in Section 11 of the Management
Agreement are satisfied or until terminated in
accordance with the Management Agreement.

3. No Termination. The parties agree that the
Novation shall not constitute an "assignment"
of the Management Agreement for purposes of Section
12 of the Management Agreement or the 1940 Act, and
that the Management Agreement, as so novated, shall
remain in full force and effect after the Novation.

4. Technical Amendment. The parties agree that all
references in the Management Agreement to NB Management
shall hereby be changed to NBIA.

5. Execution in Counterparts. This Novation Agreement
may be executed in multiple counterparts and all
counterparts so executed will constitute one and
the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused
this Novation of Management Agreement to be signed
by their respective officers thereunto authorized,
as of the day and year first above written.

NEUBERGER BERMAN
MANAGEMENT LLC

By:  /s/ Robert Conti
Name:  Robert Conti
Title:  President

NEUBERGER BERMAN
INVESTMENT ADVISERS LLC

By:  /s/ Robert Conti
Name:  Robert Conti
Title:  Managing Director

NEUBERGER BERMAN
MLP INCOME FUND INC.

By:  /s/ Brian Kerrane
Name:  Brian Kerrane
Title:  Chief Operating Officer

DC-9966066